UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): February 23, 2011

Exact Name of Registrant as Specified in
	Charter; State of Incorporation;	IRS Employer
Commission File Number	Address and Telephone Number	Identification Number

1-8962	Pinnacle West Capital Corporation (an Arizona corporation) 400 North Fifth Street, P.O. Box 53999 Phoenix, AZ 85072-3999 (602) 250-1000	86-0512431
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
This combined Form 8-K is separately filed or furnished by Pinnacle West Capital Corporation and Arizona Public Service Company. Each registrant is filing or furnishing on its own behalf all of the information contained in this Form 8-K that relates to such registrant and, where required, its subsidiaries. Except as stated in the preceding sentence, neither registrant is filing or furnishing any information that does not relate to such registrant, and therefore makes no representation as to any such information.

Item 1.01. Entry into a Material Definitive Agreement.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On February 23, 2011, Pinnacle West Capital Corporation (“Pinnacle West”) entered into a $175 million unsecured term loan facility with Union Bank, N.A., as Agent, The Royal Bank of Scotland Finance (Ireland), as Syndication Agent, SunTrust Bank, as Documentation Agent, Union Bank, N.A., SunTrust Robinson Humphrey, Inc. and The Royal Bank of Scotland Finance (Ireland), as Joint Lead Arrangers, and the lenders party thereto. The obligations under the facility will mature and become due and payable on February 20, 2015. Pinnacle West will use the proceeds of the term loan to repay its 5.91% Senior Notes, Series A, due February 28, 2011.
Borrowings under the facility will bear interest based on Pinnacle West’s then-current senior unsecured debt ratings.
The facility includes customary covenants, including requirements that Pinnacle West maintain ownership of a specified percentage of the outstanding capital stock of Arizona Public Service Company, maintain a consolidated debt-to-capitalization ratio not to exceed a prescribed maximum level and comply with certain lien restrictions. The facility also includes customary events of default, including a cross default provision and a change of control provision. If an event of default occurs, lenders holding a specified percentage of the outstanding loans, or the administrative agent with such lenders’ consent, may declare the obligations outstanding under the facility to be due and payable.
Pinnacle West and its affiliates maintain normal banking and other relationships with the agents and various other lenders in the facility.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE WEST CAPITAL CORPORATION (Registrant)
Dated: February 25, 2011	By:	/s/ James R. Hatfield
James R. Hatfield Senior Vice President and
Chief Financial Officer

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